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                                                                    Exhibit 15.1

June 10, 2005

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiaries for the three-month periods ended December 31, 2004 and 2003 and for the six-month periods ended March 31, 2005 and 2004 and have issued our reports dated February 9, 2005 and May 13, 2005, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,


/s/ Deloitte & Touche LLP